EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Weatherford International Ltd. 2010 Omnibus Incentive Plan of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedule of Weatherford International Ltd. and the effectiveness of internal control over financial reporting of Weatherford International Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 24, 2012